March 13, 2026

Peter L. Gray

c/o Lands’ End, Inc.

5 Lands’ End Lane

Dodgeville, WI 53595

Re: Success Bonus

Dear Peter:

As you know, in March 2025 Lands’ End, Inc. (the “Company”) announced that it was exploring strategic alternatives, including a sale, merger or similar transaction involving the Company, to maximize shareholder value. That process culminated with the announcement on January 26, 2026 of the transaction with WHP Global (the “Transaction”).

In recognition of your efforts toward completing the Transaction, and because retention of key employees of the Company is an essential consideration for us following this process, we are providing you with the opportunity to earn the payments described in this letter (this “Letter”), in the total amount of $1,042,875.

Reference is hereby made to the Membership Interest Purchase Agreement, dated as of January 26, 2026, by and among, Lands’ End, Inc., a Delaware corporation, Lands’ End Direct Merchants, Inc., a Delaware corporation, LEWHP, LLC, a Delaware limited liability company, WH Borrower, LLC, a Delaware limited liability company, and WH Topco, L.P., a Delaware limited partnership (the “MIPA”).

On the Closing Date and conditioned upon the Closing occurring (each such term as defined in the MIPA), you shall receive a cash payment of $521,437.50 less applicable tax withholdings. Thereafter, on the first anniversary of the Closing you will receive an additional cash payment of $260,718.75 less applicable tax withholdings and on December 31, 2027 you will receive an additional cash payment of $260,718.75 less applicable withholding taxes (each such date, along with the Closing Date, a “Payment Date”). Each payment hereunder is subject to your continued employment with the Company or its affiliates through the applicable Payment Date. Notwithstanding the foregoing, subject to the Closing occurring, in the event that, prior to a Payment Date, your employment is terminated by the Company without Cause or by you for Good Reason, each as defined in the Executive Severance Agreement between you and the Company, dated April 21, 2017 (as amended to date) (the “Executive Severance Agreement”), you shall be paid any previously unpaid amounts hereunder on the later of (i) 30 days following the date of such termination of employment and (ii) the Closing Date, subject to your execution and the effectiveness of a general release of claims in favor of the Company and its affiliates, in the form set forth in your Executive Severance Agreement. If, however, at any time prior to a Payment Date, your employment terminates for any other reason, you shall not be entitled to any further payments hereunder. This Letter is a separate, stand-alone agreement to your Executive Severance Agreement which remains in full force and effect.

This Letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated hereunder if no succession had taken place. The term “Company,” as used in this Letter, shall mean the Company as defined above and any successor or assignee to the business or assets which by reason hereof becomes bound by this Letter.

This Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its conflict of law rules. All benefits hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

We look forward to a very promising future. In order to be eligible to receive these benefits, it is important that you sign this Letter and return it to Kelly Ritchie, Chief Human Resources Officer, as soon as practicable.

Sincerely,

Lands’ End, Inc.

/s/ Josephine Linden
By: Josephine Linden

Title: Board Chair

Accepted and Acknowledged as of
this 19th day of March, 2026:

/s/ Peter L. Gray
Peter L. Gray